Exhibit 99.1

RBB Bancorp Reports First Quarter 2023 Earnings

Los Angeles, CA, April 24, 2023 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended March 31, 2023.

The Company reported net income of $11.0 million, or $0.58 diluted earnings per share, for the quarter ended March 31, 2023, compared to net income of $17.6 million, or $0.92 diluted earnings per share, and $14.6 million, or $0.74 diluted earnings per share, for the quarter ended December 31, 2022 and March 31, 2022, respectively.

“Fundamentally our first quarter results reflected a solid start to 2023, despite the challenges the industry faced in March,” said David Morris, President and CEO of RBB Bancorp. “Net income was impacted by increased legal expenses and other professional expenses, but we expect these expenses to normalize in future quarters.  Thanks to the loyalty of our customers, we achieved a 5.8% increase in deposits in the first quarter and we are cautiously optimistic that the rapid increase in our cost of deposits and cost of funds that we have experienced over the past year will moderate in coming quarters. Our liquidity remains strong, and we are well positioned to service our existing customers. We expect our loan to deposit ratio to decrease in 2023 as we restructure our balance sheet in response to the ongoing market volatility.”

“Management and the Board continue to focus on rigorously improving internal processes and taking actions necessary to maximize long-term shareholder value,” said Dr. James Kao, Chairman of the Company, “We are pleased to welcome Mr. Scott Polakoff and Mr. Robert Franko to the Board of Directors of RBB Bancorp and believe they possess the skills and experience to enhance our governance and assist us in positioning the Company to take advantage of future opportunities to expand our business and grow our franchise." Mr. Polakoff is a former Regional Director of the Federal Deposit Insurance Corporation for the Chicago Region and Mr. Franko is a long-time commercial banker, most recently the President and CEO of First Choice Bank.

First Quarter 2023 Highlights

●	Net income of $11.0 million, or $0.58 diluted earnings per share.
●	Net interest income of $34.1 million.
●	Deposits, excluding brokered certificates of deposits, increased by $58.5 million, or 8.7% annualized, from the end of the fourth quarter.
●	Return on average assets of 1.12%.
●	Return on average tangible common equity of 10.66%. (1)
●	Net interest margin of 3.70%.
●

Total loans increased by $6.0 million and total deposits increase by $173.4 million, respectively, resulting in a decrease in the loan to deposit ratio to 106 % from 112 % at the end of the prior quarter.

●	The ratio of allowance for credit losses to total loans increased to 1.29% from 1.23% at the end of prior quarter.
●	The Company's capital position remained strong with a ratio of 16.3% tier 1 common equity to risk-weighted assets.

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $34.1 million for the first quarter of 2023, compared to $39.0 million for the fourth quarter of 2022. The $4.9 million decrease was primarily attributable to an increase in interest expense on time deposits. For the first quarter of 2023, average time deposits increased $327.1 million and the interest rate paid on time deposits increased 96 basis points, from 2.29% to 3.25%, from the fourth quarter of 2022.

Compared to the first quarter of 2022, net interest income, before provision for credit losses, decreased $390,000 from $34.5 million. The decrease was primarily attributable to an increase in average interest-bearing deposits of $206.7 million and a 231 basis points increase in the interest rate paid on interest-bearing deposits, partially offset by an increase in average loans of $359.2 million and a 92 basis points increase in the yield earned on loans.

Net interest margin was 3.70% for the first quarter of 2023, a decrease of 56 basis points from 4.26% in the fourth quarter of 2022 due primarily to an 82 basis point increase in the average cost on interest-bearing deposits from 1.93% in the fourth quarter of 2022 to 2.75% in the first quarter of 2023. Cost of interest-bearing deposits increased due to increasing market rates and peer bank deposit competition.

Noninterest Income

Noninterest income was $2.4 million for the first quarter of 2023, an increase of $10,000 from $2.4 million in the fourth quarter of 2022. The increase was primarily driven by a $150,000 increase in loan servicing fees due to loan prepayments slowing down in 2023 and a $34,000 increase in service charges, partially offset by an $85,000 decrease in recoveries on purchased loans and a $83,000 decrease in gain on sale of loans during the quarter.

During the first quarter of 2023, loan sale volume and gain on loan sales decreased compared to prior quarter. The Company sold $836,000 in Federal National Mortgage Association ("Fannie Mae") qualified mortgage loans for a net gain of $19,000 during the first quarter of 2023 compared to $2.8 million in Fannie Mae qualified mortgage loans sold for a net gain of $69,000 during the fourth quarter of 2022. The Company sold $127,000 in Small Business Association ("SBA") loans during the first quarter of 2023 for a net gain of $10,000, compared to $834,000 SBA loans sold for a net gain of $43,000 during the fourth quarter of 2022.

Noninterest income decreased by $405,000 from $2.9 million in the first quarter of 2022. The decrease was primarily attributable to a $1.1 million decrease in gain on sale of loans due to interest rate hikes that caused decreases in both loans held for sale and gains on loans sold.

Noninterest Expense

Noninterest expense for the first quarter of 2023 was $18.9 million, compared to $14.2 million for the fourth quarter of 2022. The $4.8 million increase was primarily attributable to a $2.9 million increase in salaries and employee benefits expenses and a $2.0 million increase in legal and other professional fees. The increase in salaries and employee benefits expenses was due to the normalization of those benefits following fourth quarter reversals which reduced those expenses.

Income Taxes

The effective tax rate was 29.4% for the first quarter of 2023, 30.5% for the fourth quarter of 2022, and 30.4% for the first quarter of 2022.

Balance sheet Management

Management expects to reduce the size of the loan portfolio in the next few quarters by slowing the pace of loan originations and focusing on supporting core relationships. Management is targeting a reduction in the loan to deposit ratio to below 100% by June 30, 2023 and to below 95% by the end of 2023 and is proactively offering various alternatives, including IntraFi Cash Service (“ICS”) and CDARS, to clients with deposit balances that exceed $250,000 to reduce the level of uninsured deposits.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.34 billion as of March 31, 2023, an increase of $6.0 million from December 31, 2022, and an increase of $335.9 million from March 31, 2022. The increase from December 31, 2022 was primarily due to a $75.9 million increase in single-family residential mortgage loans, partially offset by a $45.2 million decrease in commercial and industrial loans and a $23.9 million decrease in commercial real estate loans. The increase from March 31, 2022 was primarily due to a $475.4 million increase in single-family residential mortgages and a $70.2 million increase in commercial real estate loans, offset by a $124.8 million decrease in commercial and industrial loans and a $65.6 million decrease in construction and land development loans.

During the first quarter of 2023, single-family residential mortgage production was $108.7 million while net payoffs and paydowns were $32.0 million. During the fourth quarter of 2022, single-family residential mortgage production was $130.8 million while payoffs and paydowns were $21.4 million.

There were no mortgage loans held for sale as of March 31, 2023 and December 31, 2022 and $3.6 million as of March 31, 2022. The Company originated $836,000 in Fannie Mae mortgage loans for sale during the first quarter of 2023, compared with $889,000 during the fourth quarter of 2022.

In the first quarter of 2023, SBA loan production was $3.0 million and total SBA loan sales were $127,000 compared to SBA loan production of $10.2 million and total SBA loan sales of $834,000 in the fourth quarter of 2022.

As of March 31, 2023, the Bank’s total available-for-sale securities amounted to $293.4 million, including available-for-sale securities maturing in over 12 months of $235.9 million. As of March 31, 2023 the Bank recorded gross unrealized losses of $28.7 million on its available-for-sale securities compared to gross unrealized losses of $31.2 million as of December 31, 2022 with respect to its available-for-sale securities.

Liquidity and Deposits

Total deposits were $3.2 billion as of March 31, 2023, which reflected an increase of $173.4 million or 5.8% compared to December 31, 2022. As of March 31, 2023, the Company had $230.7 million in cash on the balance sheet, which is an increase of $147.2 million or 176% from December 31, 2022. In addition, the Company had $818.4 million in Federal Home Loan Bank borrowing availability, Fed fund lines of $92.0 million, $11.2 million in available funds from the FRB Discount window and $293.3 million in available for sale securities that were unpledged. The Company has $149.1 million loans qualified to be pledged to the FRB. The total of these available sources represents $1.6 billion or 146% of total uninsured deposit or 169% of adjusted uninsured deposit, which excludes ICS and CDARS program deposits and uninsured deposits affiliated with directors and officers of the Company.

Total adjusted uninsured deposits of $945.4 million represented approximately 30% of total deposits as of March 31, 2023. Uninsured deposits affiliated with directors and officers of the Company amounted to $29.1 million. Since mid-March, we have been diligently working with our larger deposit clients to enroll them in the ICS and CDARS program to ensure that all of their deposits are FDIC insured. ICS and CDARS program deposits amounted $116.2 million at March 31, 2023.

Credit Quality

Nonperforming assets totaled $27.0 million, or 0.66% of total assets at March 31, 2023, compared to $24.1 million, or 0.61% of total assets at December 31, 2022. The $2.9 million increase in nonperforming assets was due to the increase in single-family residential loans in the amount of $4.7 million, partially offset by single-family residential loan payoffs or paydowns of $1.8 million.

Our 30-89 day delinquent loans, excluding non-accrual loans, decreased $961,000 to $14.3 million as of March 31, 2023 compared to $15.2 million as of December 31, 2022.

Total net charge-offs were $157,000 for the first quarter of 2023, as compared to net charge-offs of $85,000 in the prior quarter and net recoveries of $14,000 in the same quarter last year.

The allowance for credit losses totaled $43.1 million, or 1.29% of loans held for investment at March 31, 2023, compared with $41.1 million, or 1.23%, of loans held for investment at December 31, 2022.

Dividend Payout and Stock Repurchase

During the first quarter of 2023, the Board of Directors declared a common stock cash dividend of $0.16 per share, payable on May 12, 2023 to stockholders of record on May 1, 2023.

On June 14, 2022, the Board of Directors authorized the repurchase of up to 500,000 shares of common stock, of which 433,124 shares remain available. The Company did not repurchase any shares during the first quarter of 2023, and has not repurchased any shares since October 24, 2022 pursuant to this authorization.

Contact: Alex Ko, Chief Financial Officer
(213) 533-7919
Alexko@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2023, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, April 25, 2023, to discuss the Company’s first quarter 2023 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 874821, conference ID RBBQ123. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 48133, approximately one hour after the conclusion of the call and will remain available through May 9, 2023.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. federal budget or debt or turbulence or uncertainly in domestic of foreign financial markets; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; the transition away from the London Interbank Offering Rate ("LIBOR") and related uncertainty as well as the risks and costs related to our adopted alternative reference rate, including the Secured Overnight Financing Rate ("SOFR"); risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate of the rules and regulations related to the calculation of the FDIC insurance assessment amount;  the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (“FASB”) or other accounting standards setters, including Accounting Standards Update (“ASU” or “Update”) 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model (“CECL”) model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility;  fluctuations in the Bancorp’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2022, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2022)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2023	2022	2022
Assets
Cash and due from banks	$230,703	$83,548	$149,767
Federal funds sold and other cash equivalents	—	—	200,000
Total cash and cash equivalents	230,703	83,548	349,767
Interest-bearing deposits in other financial institutions	600	600	600
Investment securities available for sale	293,371	256,830	420,448
Investment securities held to maturity	5,722	5,729	6,246
Mortgage loans held for sale	—	—	3,572
Loans held for investment	3,342,416	3,336,449	3,006,484
Allowance for credit losses	(43,071)	(41,076)	(33,292)
Net loans held for investment	3,299,345	3,295,373	2,973,192
Premises and equipment, net	27,040	27,009	27,455
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000
Cash surrender value of life insurance	57,645	57,310	56,313
Goodwill	71,498	71,498	71,498
Servicing assets	9,159	9,521	11,048
Core deposit intangibles	3,481	3,718	4,525
Right-of-use assets- operating leases	29,931	25,447	22,451
Accrued interest and other assets	65,996	67,475	51,454
Total assets	$4,109,491	$3,919,058	$4,013,569
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$672,177	$798,741	$1,159,703
Savings, NOW and money market accounts	617,101	615,339	885,050
Time deposits, less than $250,000	1,122,687	837,369	570,274
Time deposits, greater than or equal to $250,000	739,098	726,234	553,226
Total deposits	3,151,063	2,977,683	3,168,253
FHLB advances	220,000	220,000	150,000
Long-term debt, net of debt issuance costs	173,730	173,585	173,152
Subordinated debentures	14,774	14,720	14,556
Lease liabilities - operating leases	31,078	26,523	23,314
Accrued interest and other liabilities	24,099	21,984	19,469
Total liabilities	3,614,744	3,434,495	3,548,744
Shareholders' equity:
Shareholder's equity	514,553	506,156	475,077
Non-controlling interest	72	72	72
Accumulated other comprehensive loss, net of tax	(19,878)	(21,665)	(10,324)
Total shareholders' equity	494,747	484,563	464,825
Total liabilities and shareholders’ equity	$4,109,491	$3,919,058	$4,013,569

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest and dividend income:
Interest and fees on loans	$49,942	$49,468	$37,886
Interest on interest-bearing deposits	791	697	171
Interest on investment securities	2,536	1,874	1,007
Dividend income on FHLB stock	265	265	227
Interest on federal funds sold and other	217	347	275
Total interest income	53,751	52,651	39,566
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,296	2,471	718
Interest on time deposits	13,406	7,798	1,574
Interest on subordinated debentures and long term debt	2,539	2,491	2,348
Interest on other borrowed funds	1,409	898	435
Total interest expense	19,650	13,658	5,075
Net interest income before provision for credit losses	34,101	38,993	34,491
Provision for credit losses	2,014	1,887	366
Net interest income after provision for credit losses	32,087	37,106	34,125
Noninterest income:
Service charges, fees and other	1,252	1,218	1,121
Gain on sale of loans	29	112	1,174
Loan servicing fees, net of amortization	731	581	432
Recoveries on loans acquired in business combinations	5	90	—
Unrealized gain/(loss)on derivatives	10	16	(108)
Increase in cash surrender value of life insurance	335	335	325
Total noninterest income	2,362	2,352	2,944
Noninterest expense:
Salaries and employee benefits	9,874	6,930	9,369
Occupancy and equipment expenses	2,398	2,364	2,206
Data processing	1,299	1,203	1,258
Legal and professional	3,013	1,045	1,006
Office expenses	375	405	293
Marketing and business promotion	300	406	307
Insurance and regulatory assessments	504	489	441
Core deposit premium	237	253	279
Other expenses	921	1,061	902
Total noninterest expense	18,921	14,156	16,061
Income before income taxes	15,528	25,302	21,008
Income tax expense	4,567	7,721	6,391
Net income	$10,961	$17,581	$14,617

Net income per share
Basic	$0.58	$0.93	$0.75
Diluted	$0.58	$0.92	$0.74
Cash Dividends declared per common share	$0.16	$0.14	$0.14
Weighted-average common shares outstanding
Basic	18,985,846	18,971,250	19,377,407
Diluted	19,049,685	19,086,586	19,799,323

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$110,750	$1,272	4.66%	$94,932	$1,310	5.47%	$628,634	$673	0.43%
Securities
Available for sale (2)	277,206	2,510	3.67%	245,348	1,847	2.99%	392,858	974	1.01%
Held to maturity (2)	5,727	51	3.61%	5,733	50	3.46%	6,250	57	3.70%
Mortgage loans held for sale	88	1	6.45%	192	3	6.20%	3,652	43	4.78%
Loans held for investment: (3)
Real estate	3,092,667	44,903	5.89%	3,006,293	43,864	5.79%	2,602,382	33,095	5.16%
Commercial	249,911	5,038	8.18%	280,326	5,601	7.93%	380,978	4,748	5.05%
Total loans	3,342,578	49,941	6.06%	3,286,619	49,465	5.97%	2,983,360	37,843	5.14%
Total earning assets	3,736,349	$53,775	5.84%	3,632,824	$52,675	5.75%	4,014,754	$39,590	4.00%
Noninterest-earning assets	239,952			247,589			241,235
Total assets	$3,976,301			$3,880,413			$4,255,989

Interest-bearing liabilities
NOW	$63,401	$108	0.69%	$67,854	$77	0.45%	$75,399	$43	0.23%
Money Market	458,824	2,140	1.89%	561,575	2,337	1.65%	720,197	643	0.36%
Saving deposits	120,695	49	0.16%	136,623	57	0.17%	145,327	32	0.09%
Time deposits, less than $250,000	912,694	7,425	3.30%	716,476	3,884	2.15%	600,563	754	0.51%
Time deposits, $250,000 and over	762,770	5,981	3.18%	631,897	3,914	2.46%	570,210	820	0.58%
Total interest-bearing deposits	2,318,384	15,703	2.75%	2,114,425	10,269	1.93%	2,111,696	2,292	0.44%
FHLB advances	229,778	1,409	2.49%	196,304	898	1.81%	150,000	435	1.18%
Long-term debt	173,635	2,194	5.12%	173,491	2,194	5.02%	173,058	2,194	5.14%
Subordinated debentures	14,739	344	9.47%	14,684	297	8.02%	14,521	154	4.30%
Total interest-bearing liabilities	2,736,536	19,650	2.91%	2,498,904	13,658	2.17%	2,449,275	5,075	0.84%
Noninterest-bearing liabilities
Noninterest-bearing deposits	698,351			856,917			1,301,497
Other noninterest-bearing liabilities	49,113			46,628			34,319
Total noninterest-bearing liabilities	747,464			903,545			1,335,816
Shareholders' equity	492,301			477,964			470,898
Total liabilities and shareholders' equity	$3,976,301			$3,880,413			$4,255,989
Net interest income / interest rate spreads		$34,125	2.93%		$39,017	3.58%		$34,515	3.16%
Net interest margin			3.70%			4.26%			3.49%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Per share data (common stock)
Book value	$26.05	$25.55	$24.15
Tangible book value (1)	$22.10	$21.58	$20.20
Performance ratios
Return on average assets, annualized	1.12%	1.80%	1.39%
Return on average shareholders' equity, annualized	9.03%	14.59%	12.59%
Return on average tangible common equity, annualized (1)	10.66%	17.33%	14.91%
Noninterest income to average assets, annualized	0.24%	0.24%	0.28%
Noninterest expense to average assets, annualized	1.93%	1.45%	1.53%
Yield on average earning assets	5.84%	5.75%	4.00%
Cost of average total deposits	2.11%	1.37%	0.27%
Cost of average interest-bearing deposits	2.75%	1.93%	0.44%
Cost of average interest-bearing liabilities	2.91%	2.17%	0.84%
Accretion on loans to average earning assets	0.02%	0.00%	0.02%
Net interest spread	2.93%	3.58%	3.16%
Net interest margin	3.70%	4.26%	3.49%
Efficiency ratio (2)	51.89%	34.24%	42.90%
Common stock dividend payout ratio	27.59%	15.05%	18.67%

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	As of
	March 31,	December 31,	March 31,
	2023	2022	2022
Credit Quality Data:
Loans 30-89 days past due	$14,288	$15,249	$17,635
Loans 30-89 days past due to total loans	0.43%	0.46%	0.59%
Nonperforming loans (2)	$26,436	$23,523	$20,691
Nonperforming loans to total loans	0.79%	0.71%	0.69%
Nonperforming assets (2)	$27,013	$24,100	$20,984
Nonperforming assets to total assets	0.66%	0.61%	0.52%
Allowance for credit losses to total loans	1.29%	1.23%	1.11%
Allowance for credit losses to nonperforming loans	162.93%	174.62%	160.90%
Net Charge-offs (recoveries)	$ 157	$ 85	$ (14)
Net charge-offs (recoveries) to average loans (for the quarter-to-date period)	0.02%	0.01%	(0.00%)

Regulatory and other capital ratios
Tangible common equity to tangible assets (1)	10.40%	10.65%	9.87%
Tier 1 leverage ratio	11.61%	11.67%	9.90%
Tier 1 common capital to risk-weighted assets	16.34%	16.03%	14.12%
Tier 1 capital to risk-weighted assets	16.89%	16.58%	14.63%
Total capital to risk-weighted assets	24.58%	24.27%	21.96%

(1)	Reconciliations of the non-U.S. generally accepted accounting principles ("GAAP") measures are set forth at the end of this press release.
(2)	Nonperforming loans and nonperforming assets were revised from $11,525 and $12,102, respectively, as shown in the earnings release for the quarter and year ended December 31, 2022, to $23,523 and $24,100, respectively, as correctly shown in the Company's Annual Report on 10-K for the year ended December 31, 2022, due to a $12 million construction loan that was not included in nonperforming loans and nonperforming assets in the Company's earnings release as of the year ended December 31, 2022.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2022)

Loan Portfolio Detail	As of March 31, 2023		As of December 31, 2022		As of March 31, 2022
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$156,023	4.7%	$201,223	6.0%	$280,825	9.3%
SBA	58,531	1.7%	61,411	1.9%	67,688	2.3%
Construction and land development	281,203	8.4%	276,876	8.3%	346,766	11.5%
Commercial real estate (1)	1,288,188	38.5%	1,312,132	39.3%	1,217,985	40.5%
Single-family residential mortgages	1,539,982	46.1%	1,464,108	43.9%	1,064,581	35.4%
Other loans	18,489	0.6%	20,699	0.6%	28,639	1.0%
Total loans (2)	$3,342,416	100.0%	$3,336,449	100.0%	$3,006,484	100.0%
Allowance for credit losses	(43,071)		(41,076)		(33,292)
Total loans, net	$3,299,345		$3,295,373		$2,973,192

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

Non-GAAP Financial Measures

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2023, December 31, 2022, and March 31, 2022.

(dollars in thousands, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Tangible common equity:
Total shareholders' equity	$494,747	$484,563	$464,825
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,481)	(3,718)	(4,525)
Tangible common equity	$419,768	$409,347	$388,802
Tangible assets:
Total assets-GAAP	$4,109,491	$3,919,058	$4,013,569
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,481)	(3,718)	(4,525)
Tangible assets	$4,034,512	$3,843,842	$3,937,546
Common shares outstanding	18,992,903	18,965,776	19,247,970
Tangible common equity to tangible assets ratio	10.40%	10.65%	9.87%
Book value per share	$26.05	$25.55	$24.15
Tangible book value per share	$22.10	$21.58	$20.20

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles return on average tangible common equity to its most comparable GAAP measure:

	Three Months Ended
	March 31,
(dollars in thousands)	2023	2022
Net income available to common shareholders	$ 10,961	$14,617
Average shareholders' equity	492,301	470,898
Adjustments:
Goodwill	(71,498)	(69,268)
Core deposit intangible	(3,636)	(4,061)
Adjusted average tangible common equity	$417,167	$397,569
Return on average tangible common equity	10.66%	14.91%